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                                                                    EXHIBIT 99.2




                                PROMISSORY NOTE





U.S. $1,233,030.00                                     Indianapolis, Indiana

                                                       Executed to be effective
                                                       August 25, 1997




     For the value received, WALTER E. BEST COMPANY, INC., an Indiana corporation having its principal office at 6161 East 75th Street, Indianapolis, Indiana 46250 (hereinafter referred to as "Maker"), unconditionally promises to pay, on or before August __, 1998 (the "Maturity Date"), in the manner hereinafter specified and at the times hereinafter specified, to the order of THE HUNTINGTON NATIONAL BANK, a national banking association having banking offices at 201 North Illinois Street, Suite 1800, Indianapolis, Indiana 46204 (hereinafter referred to as "Huntington"), at such banking offices or at such other place or to such other party as the holder hereof may from time to time designate, the principal sum of One Million Two Hundred Thirty-Three Thousand Thirty and no/100 Dollars (U.S. $1,233,030.00), with interest on the principal balance from time to time remaining unpaid at the applicable rates per annum hereinafter specified.


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                       Interest Rate/Interest Payment

     So long as no default has occurred and is continuing hereunder, interest will accrue on the unpaid principal balance hereof at the rate of eight percent (8%) per-annum.
     Accrued interest shall be due and payable on each Interest Payment Date and on the Maturity Date. For purposes of the preceding sentence, "Interest Payment Date" shall mean November 25, 1997, February 25, 1998 and May 25, 1998.

                              Principal Repayment

     On May 25, 1998 an installment of principal in the amount of Six Hundred Sixteen Thousand Five Hundred Fifteen and no/100 Dollars ($616,515.00) shall be due and payable. On the Maturity Date the entire unpaid principal balance shall be due and payable.

                  Reimbursements/Default Interest/Late Charges

     In addition, Maker shall pay to the holder hereof (a) all reasonable fees, costs and expenses (including but not limited to the reasonable fees and out-of-pocket expenses of any legal counsel) incurred by the holder in connection with the collection of the indebtedness evidenced hereby and the enforcement or attempted enforcement of this Note, or any agreement, instrument or document executed in connection with this Note, and (b) interest at the rate of ten percent (10%) per annum during the period of delinquency on all amounts not paid when due.

     Maker shall pay a "late charge" for the purpose of defraying expense incident to handling upon any installment of principal or interest, or portion thereof, referred to above not paid within ten (10) days after the date when first due at the rate of five cents ($0.05) for each dollar ($1.00) so overdue. Nothing herein contained shall be construed as a waiver by the holder of this Note of its option to declare a default if any payment of any installment of principal or


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interest, or portion thereof, is not made when due, and the assessment of a late charge shall not affect the right of the holder of this Note to increase the rate of interest as herein provided on all amounts not paid when due.

                               Guaranty/Security

     This Note shall be entitled to the benefits of and is secured by (a) a certain Stock Pledge Agreement dated of even date herewith, executed by Maker to Lender ("the Maker Pledge Agreement"), (b) a certain Continuing Guaranty dated of even date herewith, executed by Russell C. Best to Lender ("the Guaranty"), (c) a certain Stock Pledge Agreement of even date herewith, executed by Russell C. Best to Lender ("the Guarantor Pledge Agreement), and
(d) any other security agreements or documents hereafter executed to Lender in connection with this Note, as any/all of the foregoing may hereafter from time to time be amended.

                                    Default

     All of the indebtedness evidenced hereby and remaining unpaid shall, at the option of the holder and without demand or notice, become immediately due and payable upon the occurrence of an Event of Default (as such term is hereinafter defined). For purposes of this Note, "Event of Default" shall mean:

     (a) a failure by Maker to pay when due any interest required by this Note;

     (b) a failure by Maker to pay when due any principal required by this Note;

     (c) a breach of or a failure to comply in a timely manner with any of the other terms, conditions, agreements or covenants of this Note;
     (d) a breach of or a failure to comply timely with any of the representations, warranties, terms, conditions, agreements or covenants of the Maker Pledge


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          Agreement, Guaranty, Guarantor Pledge Agreement or any other security agreement or document executed to Huntington in connection with this Note.

     (e) a dissolution or liquidation of Maker or Frank E. Best, Inc., a Delaware corporation ("FEB");

     (f) an assignment for the benefit of creditors by Maker, Guarantor or FEB;

     (g) an appointment of a receiver or trustee for Maker, Guarantor or FEB;

     (h) a filing by Maker, Guarantor or FEB of a voluntary petition for relief under the United States Bankruptcy Code;

     (i) a filing against Maker, Guarantor or FEB of an involuntary petition for relief under the United States Bankruptcy Code and the failure of such petition to be dismissed within sixty (60) days after its filing;

     (j) an occurrence of any adverse change in the financial condition of Maker, Guarantor or FEB which could reasonably be expected to have a material adverse effect on the obligations of Maker or Guarantor to meet its/his obligations with respect to this Note;

     (k) the holding of any voting share(s) of Maker by any party other than Guarantor; or

     (l) the incurring by Maker or FEB of any indebtedness (i.e., for borrowed money or lease obligations) to any party other than Huntington or Russell C. Best (without the prior written consent of Huntington);

     and any such event shall have remained unremedied for a period of 5 business days.


                                    General

     All amounts payable under or with respect to this Note shall be payable without relief from valuation and appraisement laws.

     This Note is given to evidence indebtedness of Maker to Huntington with respect to the loan made by Huntington to Maker.

     Presentment, notice of dishonor and demand, protest and diligence in collection and bringing suit are hereby severally waived by Maker and each endorser or guarantor, each of whom hereby consents that the time for the payment of this Note, or of any installment


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hereunder, may be extended from time to time without notice by the holder.  No waiver of any default or failure to delay to exercise any right or remedy by the holder of this Note shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence.

     Each payment hereunder prior to default shall be applied first to the payment of accrued and unpaid interest and then to the reduction of the principal balance. After a default, payments shall be applied by the holder of this Note in its sole discretion. Maker may prepay all or any portion of the principal amount outstanding under this Note at any time and from time to time without penalty. No such prepayment shall be readvanced.

     It is the intention of the parties hereto to comply strictly with all applicable usury laws. Accordingly, in no event and upon no contingency shall the holder be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest in excess of the amount which may be charged from time to time under applicable law. In the event that the holder of this Note ever receives, collects or applies as interest any such excess, then immediately upon becoming aware of such receipt, collection or application, the holder shall notify Maker of the usurious overcharge and refund to Maker the amount of any overcharge taken, plus interest on the overcharge taken at the maximum lawful rate in effect at the time the usurious interest rate was taken, and make whatever adjustments in this Note as are necessary to insure that Maker will not be required to pay any further interest in excess of the amount permitted under applicable law. Maker shall not institute any action or file any defense based upon the charging or collecting of usurious interest hereunder unless (i) Maker shall give the holder written notice of any intent to do so and (ii) the holder shall fail to comply with the terms



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hereof, by notification and refund to Maker and making necessary adjustments as aforesaid, within fifteen (15) days after receipt by the holder of such written notice from Maker. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the parties hereto that is in conflict with the provisions of this paragraph.

     Maker hereby agrees that any suit, action or proceeding, whether a claim or counterclaim, brought or instituted by any party on or with respect to this Note or any other documents executed in connection herewith or which in any way relates, directly or indirectly, to any event, transaction or occurrence arising out of or in any way connection with this Note or the dealings of the parties with respect to this Note, shall be tried only by a court and not a jury.
MAKER, AND HUNTINGTON BY ACCEPTANCE HEREOF, HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN SUCH SUIT, ACTION OR PROCEEDING. Maker acknowledges that Maker may have a right to a trial by jury in any such suit, action or proceeding and that Maker hereby is knowingly, intentionally and voluntarily waiving any such right. Maker further acknowledges and agrees that this paragraph is material to this Note and that adequate consideration has been given by Huntington and received by Maker in exchange for the waiver made by Maker pursuant to this paragraph.

     Any notice permitted or required hereunder shall be effective when received, certified or registered United States mail, postage prepaid, return receipt requested, at the applicable addresses specified below:



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                If to Maker:       6161 East 75th Street
                                   Indianapolis, Indiana  46250
                                   Attention:  Russell C. Best

                If to Huntington:  201 North Illinois Street
                                   Suite 1800
                                   Indianapolis, Indiana  46204
                                   Attention: D. Brett Bontrager


or at such other addresses within Indiana or Ohio as Maker or Huntington may from time to time specify by notice hereunder.

     In addition to payment of principal, interest and amounts specified under other provisions of this Note or of the Guaranty, Maker Pledge Agreement or Guarantor Pledge Agreement, Maker shall:

      (1) pay to Huntington a closing fee in the amount of Ten Thousand and no/100 Dollars ($10,000.00). (Such amount shall be fully earned upon Huntington's advancement of the proceeds of this Note but shall not be payable until the earliest of (a) the Maturity Date, (b) the date upon which all unpaid principal and unpaid accrued interest hereunder become due and payable or (c) the date upon which all unpaid principal and unpaid accrued interest hereunder are paid in full.); and

      (2) reimburse Huntington (upon Huntington's request) for all reasonable attorneys' fees incurred by Huntington in connection with the negotiation, documentation and closing of the loan evidenced by this Note.


     This Note is negotiable and is payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. The obligations of Maker hereunder shall be binding upon Maker and its successors, assigns and legal representatives and shall inure to the benefit of Huntington and Huntington's successors, assigns and legal representatives.



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     This Note is delivered to Huntington in the State of Indiana and is executed under and shall be governed by and construed in accordance with the laws of the State of Indiana.

     If any provision (or portion thereof) of this Note or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Note or the application of such provision (or portion thereof) to any other person or circumstance shall be valid and enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer, to be effective as of August 25, 1997.



                                         WALTER E.BEST COMPANY, INC.,
                                          an Indiana corporation

                                         By: /s/Russell C. Best
                                            -------------------------------
                                         Printed: Russell C. Best
                                                 --------------------------
                                         Title: President
                                               ----------------------------



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STATE OF INDIANA  )
                  ) SS:
COUNTY OF MARION  )



     Before me, a Notary Public in and for such County and State, personally appeared Russell C. Best, the President of Walter E. Best Company, Inc., who, after having been duly sworn, acknowledged the execution of the foregoing Promissory Note, as the duly authorized of, and for and on behalf of, such corporation.

     WITNESS my hand and Notarial Seal this 25th day of August, 1997.


                                             /s/ Michelle L. Zukunft
                                             ----------------------------
                                             Notary Public
                                             Printed: Michelle L. Zukunft
                                                     --------------------

My Commission Expires:                       County of Residence:

     9/21/98                                 Marion
- ----------------------                       ----------------------------




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